Exhibit 24.5
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A. Alexander McLean, III, Kelly Malson Snape and Judson K. Chapin, III, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, in his name and on his behalf, to do any and all acts and things and to execute any and all instruments which they may deem necessary or advisable to enable World Acceptance Corporation (the “Company”) to comply with the Securities Act of 1933, as amended (the “Act”), and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration under the Act of the resale of $110,000,000 aggregate principal amount of its 3.00% Convertible Senior Subordinated Notes due 2011 (the “Notes”) and shares of the Company’s common stock, no par value, issuable upon conversion of the Notes, including power and authority to sign his name in any and all capacities to one or more Registration Statements on Form S-3 or such other available form as may be approved by officers of the Company, and to any and all amendments, including post-effective amendments, to such Registration Statements, and to any and all instruments or documents filed as part of or in connection with such Registration Statements or any amendments thereto; and the undersigned hereby ratifies and confirms all that said attorneys-in-fact and agents, or any of them, shall lawfully do or cause to be done by virtue hereof.
     IN WITNESS WHEREOF, the undersigned has subscribed these presents this 1st day of December, 2006.

/s/ Charles D. Walters

Charles D. Walters